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                                                                     Exhibit 21

                      Subsidiaries as of December 31, 2001



                  Name                              Jurisdiction of Organization

Interactive Intelligence, Inc. International                    United States

Interactive Intelligence France S.A.R.L.                        France

ININ (Australia) Pty Ltd.                                       Australia